AGREEMENT AND PLAN OF MERGER
                                     MERGING
                         GRANITE BAY TECHNOLOGIES, INC.,
                            a California Corporation
                                      INTO
                        INTERNATIONAL DISPLAYWORKS, INC.,
                             a Delaware Corporation


     This Agreement and Plan of Merger is entered into this the 30th day of July 2001 by and between Granite Bay Technologies, Inc., a California corporation ("Granite Bay" or the "Terminating Corporation"), and International DisplayWorks, Inc., a Delaware corporation ("IDW" or the "Surviving Corporation").

     1. Merger. Granite Bay and IDW shall, pursuant to the provisions of the Delaware General Corporation Law and the California Corporation Code, be merged with and into a single corporation, to wit, IDW, which shall be the Surviving Corporation at the effective time and date of the merger and which is sometimes hereinafter referred to as the "Surviving Corporation," and which shall continue to exist as said Surviving Corporation under its present name, International DisplayWorks, Inc., pursuant to the provisions of the laws of the jurisdiction of its organization. The separate existence of Granite Bay, which is sometimes hereinafter referred to as the "Terminating Corporation," shall cease at said effective time and date in accordance with the provisions of the California Corporation Code.

     2. Effective  Date.  This Agreement  shall become  effective on October 31,
2001.

     3. Shares Outstanding. As of the date hereof, the Terminating Corporation has 40,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value, authorized and 19,150,537 shares of Common Stock and no shares of Preferred Stock outstanding. As of the date hereof, the Surviving Corporation has 40,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value, authorized and 10 shares of Common Stock and no Preferred Stock outstanding.

     4. Corporate Documents. The Certificate of Incorporation of the Surviving Corporation as in force and effect at the effective time and date of the merger in the jurisdiction of its organization shall be the Certificate of
Incorporation of said Surviving Corporation and said Certificate of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the laws of the jurisdiction of its organization.

     5. Bylaws. The bylaws of the Surviving Corporation as in force and effect at the effective time and date of the merger will be the bylaws of said Surviving Corporation and will continue in full force and effect until changed,

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altered,  or amended as therein  provided  and in the manner  prescribed  by the provisions of the laws of the jurisdiction of organization of said Surviving Corporation.

     6. Directors and Officers. The directors and officers in office of the Terminating Corporation at the effective time and date of the merger shall be the members of the first Board of Directors and the first officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation.

     7. Shares. Each issued share of the Terminating Corporation immediately prior to the effective time and date of the merger shall, on the Effective Date of the merger, be converted into One (1) share of the Surviving Corporation. The previously outstanding ten (10) shares of Common Stock of the Surviving Corporation registered in the name of the Terminating Corporation shall not be converted in any manner and shall be reacquired by the Surviving Corporation and retired and shall resume the status of authorized and unissued shares of Common Stock of the Surviving Corporation.

     8. Share Certificates. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Terminating Corporation shall be deemed for all purposes to evidence ownership of and to represent shares of the Surviving Corporation into which the shares of the Terminating Corporation represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Terminating Corporation or its transfer agent of any such outstanding stock certificate shall have and shall be entitled, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Surviving Corporation evidenced by such outstanding certificate as above provided.

     9. Other Rights to Stock. Upon the Effective Date, the options to purchase shares of Common Stock of the Terminating Corporation which have been granted by the Terminating Corporation pursuant to the Granite Bay Technologies, Inc. 2000 Equity Incentive Plan, Morrow Snowboards, Inc. Employee Equity Incentive Plan, as amended February 23, 1997, Morrow Snowboards, Inc. Stock Option Plan for Non-Employee Directors and Morrow Snowboards, Inc. 1999 Stock Option Plan for Non-Employee Directors (collectively the "Plans") or granted outside of the Plans, shall be deemed to be options granted by the Surviving Corporation and the obligations of the Terminating Corporation with respect thereto shall be assumed by the Surviving Corporation with the same terms and conditions. Each option to acquire one share of Common Stock of the Terminating Corporation which is not exercised prior to the Effective Date shall be deemed to be an option to acquire one share of Common Stock of the Surviving Corporation. Upon the

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Effective  Date, the Plans shall be deemed adopted and approved by the Surviving
Corporation and the Surviving Corporation shall be authorized to grant any and all options, restricted stock, stock appreciation rights, stock units, other stock grants according to the provisions of the Plans.

     10. Shareholder Approval. The Agreement and Plan of Merger herein made and approved shall be submitted to the shareholders of the Terminating Corporation for their approval or rejection in the manner prescribed by the provisions of the California Corporations Code and to the shareholders of the Surviving Corporation for their approval or rejection in the manner prescribed by the laws of the jurisdiction of its organization.

     11. Assets and Rights. Upon the Effective Date, all rights, privileges, franchises, and property of the Terminating Corporation, and all debts and liabilities due or to become due to the Terminating Corporation, including things in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall have and hold the same in its own right as fully as the same was possessed and held by the Terminating Corporation.

     12. Liabilities. Upon the Effective Date, all debts, liabilities, and obligations due or to become due and all claims or demands for any cause existing against Terminating Corporation, shall be and become the debts, liabilities, obligations of, and the claims and demands against, the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred or become liable for them.

     13. Creditors' Rights and Liens. Upon the Effective Date, all rights of the creditors of the Terminating Corporation, and all liens upon the property of the Terminating Corporation, shall be preserved unimpaired, and limited to the property affected by the liens immediately prior to the time of the merger.

     14. Pending Actions. Upon Effective Date, any action or proceeding pending by or against the Terminating Corporation shall not be deemed to have been abated or discontinued, but may be prosecuted to judgment, with the right to appeal or review as in other cases, as if the merger had not taken place, or the Surviving Corporation may be substituted for the Terminating Corporation.

     15. Abandonment. At any time before the Effective Date, this Agreement and Plan of Merger may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either the Surviving or Terminating Corporation, notwithstanding approval of this Merger Agreement by the shareholders of the Constituent Corporations.

     16. Authorization. The Board of Directors and the proper officers of the Terminating Corporation and of the Surviving Corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or may become necessary, proper or

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convenient  to  carry  out or put  into  effect  any of the  provisions  of this
Agreement and Plan of Merger or of the merger herein provided for.

     17. Further Assurances. Each of the Surviving Corporation and the Terminating Corporation agree that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds, or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable, in order to evidence the transfer, vesting, or devolution of any property right, privilege, or franchiser to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, and interests referred to in this Section 1 and otherwise to carry out the intent and purposes hereof.

     18.  Governing Law. This Agreement is made and entered into in the State of
California,   and  the  laws  of  said  State  shall  govern  the  validity  and interpretation hereof.

     19. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                    [THIS SPACE WAS INTENTIONALLY LEFT BLANK]


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          IN WITNESS  WHEREOF,  the parties  have caused  this  Agreement  to be executed by their duly authorized officers as of the day and year first above written.


                                               GRANITE BAY TECHNOLOGIES, INC.


                                                /s/ STEPHEN C. KIRCHER
                                                    -----------------------
                                                    Stephen C. Kircher,
                                                    Chief Executive Officer



                                               /s/ ANTHONY GENOVESE
                                                   -----------------------
                                                   Anthony Genovese,
                                                   Assistant Secretary



                                              INTERNATIONAL DISPLAYWORKS, INC.



                                                /s/ ANTHONY GENOVESE
                                                    ---------------------
                                                    Anthony Genovese,
                                                    President



                                                /s/ ALAN LEFKO
                                                    --------------------
                                                    Alan Lefko,
                                                    Secretary